POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, SPARROW FUNDS, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the “Trust”), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is an Independent Trustee of the Trust.

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE, ANDREW J. DAVALLA, and CASSANDRA BORCHERS as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust’s Registration Statement (file Nos. 333-59877, 811-08897) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of July 2020.

By:

/s/

        Donald E. Hake

STATE OF MISSOURI

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ss:

COUNTY OF ST. LOUIS

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Before me, a Notary Public, in and for said county and state, personally appeared Donald E. Hake, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 7th day of July 2020.

/s/

Notary Public

My commission expires:  02/05/2022

MICHAEL W. HEINS

Notary Public – Notary Seal

State of Missouri

Commissioned for St. Louis County

My Commission Expires:  February 05, 2022

Commission Number:  14575556